Exhibit 10.1

     SECURITIES PURCHASE AGREEMENT, dated as of October 7, 2008 (the “Agreement”), by and between ASSURED PHARMACY, INC., a Nevada corporation (“Assured”); and APHY Holdings LLC, a Delaware limited liability company (the “Purchaser”).

INTRODUCTION

     WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder, Assured desires to issue and sell to Purchaser, and Purchaser desires to purchase from Assured, an aggregate of 11,235 shares of its Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), for an aggregate purchase price of $11,235,000 (the “Preferred Purchase Price”).

     WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, Assured desires to issue and sell to Purchaser, and Purchaser desires to purchase from Assured, an aggregate of 75,000,001 shares (the “Common Shares” and, together with the Preferred Shares, the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), for an aggregate purchase price of $765,000.01 (the “Common Purchase Price” and, together with the Preferred Purchase Price, the “Purchase Price”).

     WHEREAS, in connection with the issuance and sale of Shares, Assured and the Purchaser intend to enter into a stockholders’ agreement in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”) and an investor rights agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”) (this Agreement, the Stockholders’ Agreement, the Investor Rights Agreement and the Certificate of Designations (as defined below), are collectively referred to as the “Transaction Agreements”).

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO SELL AND PURCHASE THE SHARES

     Section 1.01 Authorization of Shares. Assured will authorize (a) the sale, issuance and delivery of the Shares to the Purchaser and (b) subject to Section 3.06(g) hereof, the issuance and delivery of the shares of Common Stock, issuable upon conversion of the Preferred Shares. The Preferred Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of Assured, in the form attached hereto as Exhibit C (the “Certificate of Designations”). The Common Shares

shall have the rights, preferences, privileges and restrictions set forth in the Assured’s Amended and Restated Articles of Incorporation, as amended (the “Charter”).

     Section 1.02 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Assured will sell, issue and deliver to Purchaser, and Purchaser will purchase from Assured (a) the Preferred Shares at a purchase price of $1,000 per Preferred Share, and (b) the Common Shares at a purchase price of $0.0102 per Common Share.

ARTICLE II

CLOSING, DELIVERY AND PAYMENT

     Section 2.01 Closing. The closing of the sale and purchase of the Shares under this Agreement and the closing under the other Transaction Agreements (together, the “Closing”) shall take place as soon as reasonably practicable following the satisfaction of the conditions set forth in Article VI hereof as the parties hereto shall mutually agree (the “Closing Date”) at the offices of Reitler Brown & Rosenblatt LLC, counsel to Assured. The parties agree that the delivery of this Agreement, the other Transaction Agreements and any other documents at the Closing may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

     Section 2.02 Delivery and Payment. At the Closing, subject to the terms and conditions of this Agreement, Assured will deliver to Purchaser one or more stock certificates representing the Preferred Shares and one or more stock certificates representing the Common Shares against payment from Purchaser of the Purchase Price less $1,200,000 (the “Indemnification Holdback”) by (a) a certified or official bank check made payable to the order of Assured, (b) the wire transfer of immediately available funds into a separately designated account as designated in writing by Assured (the “Separate Account”), or (c) any combination of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASSURED

     Except as set forth in the letter, of even date herewith (the “Assured Disclosure Letter”), from Assured to Purchaser, which Assured Disclosure Letter and the exceptions contained therein shall be deemed to be part of the representations and warranties made in this Article III, Assured hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct. The Assured Disclosure Letter shall be arranged in numbered paragraphs corresponding to the numbered and lettered subsections contained in this Article III. For purposes of this Agreement, the phrases “knowledge of Assured” or “Assured’s knowledge”, or words of similar import, shall mean the knowledge of matters of which Robert DelVecchio, Haresh Sheth, and John Eric Mutter in the reasonably prudent exercise of their duties are actually aware.

     Section 3.01 Exchange Act.

     (a) The Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Assured is subject to the periodic reporting requirements of Section 13 of the Exchange Act. Assured has taken no action to terminate such Exchange Act registration. Assured has made available to Purchaser true, complete, and correct copies of all documents filed or furnished with the United States Securities and Exchange Commission (the “SEC”) by or on behalf of Assured (the “SEC Documents”). The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder. All required reports or other filings required by Section 13(a) or 15(d) the Exchange Act in the last two years were timely made. To Assured’s knowledge, each director and executive officer thereof has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since at least December 31, 2006.

     (b) Except as otherwise set forth in the Assured Disclosure Letter, Assured is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. Assured and the Assured Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Assured has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Assured and designed such disclosure controls and procedures to ensure that material information relating to Assured, including the Assured Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Assured’s most recently filed periodic report under the Exchange Act is being prepared. Assured’s certifying officers have evaluated the effectiveness of Assured’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Assured presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Assured’s internal control over financial reporting (as such term is defined in Rule 13a and 15(f) of the Exchange Act) that have materially affected or are reasonably likely to materially affect, Assured’s internal control over financial reporting.

     Assured has made available to Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The books, records and accounts of Assured accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, Assured all to the extent required by generally accepted accounting principles.

     (c) The Chief Executive Officer and the Chief Financial Officer of Assured have signed, and Assured has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Assured nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

     (d) Assured has made available to Purchaser complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and hereby reaffirms, represents and warrants to Purchaser the matters and statements made in such certificates.

     Section 3.02 Trading Market. The Common Stock is eligible to trade and be quoted on the over-the-counter Bulletin Board market maintained by The Nasdaq Stock Market (the “OTCBB”). Assured has performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC. Assured has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the Common Stock for quotation on the OTCBB.

     Section 3.03 Organization; Good Standing; Qualification; Authorizations. Assured has no subsidiaries, as such term is defined in Exchange Act Rule 1-02 of Regulation S-X, or affiliated corporations or owns any interest in any other enterprise (whether or not such enterprise is a corporation) other than as set forth in the Assured Disclosure Letter (the “Assured Subsidiaries”). Except as set forth in the Assured Disclosure Letter, Assured owns, directly or indirectly, all of the capital stock or other equity interests of each Assured Subsidiary free and clear of any liens and all of the issued and outstanding shares of capital stock of each Assured Subsidiary were duly authorized, validly issued and are fully paid, non assessable and free of preemptive or similar rights to subscribe for or purchase securities. Assured and each of the Assured Subsidiaries has been duly organized and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as described in the SEC Documents. Except as set forth in the Assured Disclosure Letter, Assured and each of the Assured Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its respective properties or the conduct of its respective business requires such qualification, except where the failure to be so qualified or be in good standing would not have or could not reasonably be expected to have a material adverse effect on the business, prospects, financial condition, and results of operations of Assured and the Assured Subsidiaries taken as a whole (a “Material Adverse Effect”); no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; neither Assured nor any of the Assured Subsidiaries is in violation of its respective charter or bylaws or in default or in violation in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness, or in any lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its respective properties or assets may be bound, which violation or default would have a Material Adverse Effect. The SEC Documents accurately describe, in all material respects, any corporation, association or other entity owned or controlled, directly or indirectly, by Assured.

     Section 3.04 Authority. Except as set forth in the last sentence of Section 3.06(g), Assured has all requisite power and authority to execute, deliver, and perform each of the Transaction Agreements and otherwise carry out its obligations hereunder and thereunder. All necessary proceedings of Assured and the Board of Directors of Assured (the “Board”) have been duly taken to authorize the execution, delivery, and performance of each of the Transaction Agreements thereby. Each of the Transaction Agreements has been duly authorized by all necessary corporate action of Assured. Each of the Transaction Agreements has been (or upon delivery will have been) duly executed by Assured and, when delivered by all parties thereto in accordance with the terms hereof and thereof, will constitute legal, valid, and binding obligations of Assured, and will be enforceable as to Assured in accordance with its respective terms. Except as otherwise set forth in the Transaction Agreements or the Assured Disclosure Letter, no consent, waiver, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any court, government or governmental agency or body, domestic or foreign having jurisdiction over Assured, any of the Assured Subsidiaries, or over its respective properties or assets (collectively, “Governmental Authority”), is required for the execution, delivery, or performance thereof by Assured. No consent, approval, authorization or order of, or qualification with, any Governmental Authority is required for the execution and delivery of any Transaction Agreements and the consummation by Assured of the transactions contemplated by the Transaction Agreements, except such as may be required under the Securities Act or under state or other securities or blue sky laws, all of which requirements have been, or in accordance therewith will be, satisfied in all material respects. Except as set forth in the Assured Disclosure Letter, no consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which Assured or any of the Assured Subsidiaries is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of any of the Transaction Agreements; and except as set forth in the Assured Disclosure Letter, and subject to Section 3.06(g) hereof, the execution, delivery, and performance of the Transaction Agreements will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Assured or any of the Assured Subsidiaries to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate, conflict with or result in a breach of any term of the Charter or Assured’s Bylaws, as amended (the “Bylaws”), or the charter or bylaws of any of the Assured Subsidiaries or, if the provisions of the Transaction Agreements are satisfied, violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any Governmental Authority.

     Section 3.05 Litigation. There is not any pending or, to Assured’s knowledge, threatened, action, suit, claim, inquiry, notice of violation, investigation or proceeding (“Litigation”) against Assured, any of the Assured Subsidiaries, or any of Assured’s or Assured Subsidiary’s respective officers or directors or any of their respective properties, assets or rights, before any arbitrator, mediator or Governmental Authority, an adverse determination in which would have or could reasonably be expected to have a Material Adverse Effect. Neither Assured nor any Assured Subsidiary nor any director or officer of Assured or any Assured Subsidiary is the subject of any claim or inquiry involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Assured, there is not pending or contemplated, any investigation by the SEC involving Assured or any current or former director or officer of Assured. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Assured under the Securities Act.

     Section 3.06 Capitalization.

     (a) As of the date hereof, the authorized capital stock of Assured consists of (i) 150,000,000 shares of Common Stock, of which approximately 56,606,113 shares of Common Stock are outstanding and approximately 55,926,286 shares of Common Stock are reserved for issuance pursuant to stock options and convertible securities, and (ii) 5,000,000 shares of preferred stock, the designations, preferences, and rights with respect to which may be determined by time to time by the Board, none of which is outstanding. Each of such outstanding shares of Common Stock is duly and validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders. Except as disclosed in the Assured Disclosure Letter, (i) there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of, Assured, and (ii) except as described in the Assured Disclosure Letter, there is outstanding no security or other instrument convertible into or exchangeable for capital stock of Assured.

     (b) As of the date hereof, under Assured’s stock option plans (the “Stock Plans”), 8,490,916 shares of Common Stock are available for issuance, of which no shares of Common Stock are subject to options granted and outstanding, and under Assured’s warrant plans (the “Warrant Plans” and, together with the Stock Plans, each, a “Plan” and collectively, the “Plans”), 15,750,000 shares of Common Stock are available for issuance as of the date of hereof, of which no shares of Common Stock are subject to warrants granted and outstanding. As of the date hereof, 7,450,000 shares of Common Stock are subject to outstanding options granted outside of the Stock Plans, and 4,680,356 shares of Common Stock are subject to outstanding warrants granted outside of the Warrant Plans. Except as set forth in the Assured Disclosure Letter, the shares reserved for issuance under the Plans, and except as may be granted pursuant to the Transaction Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements, or agreements of any kind for the purchase or acquisition from Assured of any of its securities. All options, warrants and rights granted under the Plans, comply with the terms of the Plans. The description of Assured's Plans and the options or other rights granted and exercised thereunder are set forth in the Assured Disclosure Letter. Assured has not granted stock options to its employees or directors for which the grant date as determined under FAS 123R is different from the date of the action taken to grant the option, except when the action taken preceded the commencement of an employee’s employment and the grant was effective upon commencement of the employee’s employment. Assured has not coordinated the grant date for employee or director stock options or restricted stock grants in a manner to benefit the option holders from the public release of material non-public information regarding Assured. Any statements in the SEC Documents regarding employee and director stock options are complete and accurate in all material respects.

     (c) Except as set forth in the other Transaction Agreements or as set forth in the Assured Disclosure Letter, Assured is not under any obligation, and has not granted any rights, to register under the Securities Act, the issuance or sale of any of Assured’s presently outstanding securities or any of its securities that may hereafter be issued. Except as contemplated in the Stockholders’ Agreement, to the knowledge of Assured, no stockholder of Assured has entered into any agreement with respect to the voting or transfer of equity securities of Assured. No stockholder of Assured has any right to request or require Assured to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

     (d) All issued and outstanding shares of the Common Stock were issued, offered and sold in compliance in all material respects with all applicable securities laws, including, without limitation, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an exemption from such registration requirements.

     (e) Assured and the Board have adopted the Certificate of Designations through all necessary corporate action. Subject to the last sentence of Section 3.06(g), upon the filing of the Certificate of Designations with the Secretary of State of the State of Nevada, the rights, preferences and privileges of the Shares will be governed by the Charter and the Certificate of Designations.

     (f) When delivered by Assured against payment therefor in accordance with the terms of this Agreement, the Shares will be (i) duly and validly issued and fully paid and nonassessable, (ii) will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind (other than any of the foregoing created by the Purchasers), and, other than as provided in the Transaction Agreements, no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof, and (iii) assuming the accuracy of the representations and warranties of Purchaser contained in Article IV hereof, issued in compliance with applicable federal and state securities laws. No further approval or authorization of any stockholder, the Board or others is required for the issuance and sale or transfer of the Shares, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities, blue sky laws, or the Transaction Agreements. Except as set forth in the Assured Disclosure Letter, the issuance and sale of the Shares will not obligate Assured to issue any shares of Common Stock or any other Assured securities to any party other than the Purchaser or adjust any exercise or conversion prices of any outstanding securities convertible into Common Stock.

     (g) Subject to the last sentence of this paragraph (g) and stockholder approval of the Charter Amendment, when delivered by Assured against conversion of the Preferred Shares in accordance with the Certificate of Designations, the shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”) (i) will be duly and validly issued and fully paid and nonassessable, (ii) will be free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind (other than any of the foregoing created by the Purchasers), and, other than as provided in the Transaction Agreements, no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Conversion Shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof, and (iii) assuming the accuracy of the representations and warranties of Purchaser contained in Article IV hereof, will be issued in compliance with applicable federal and state securities laws. No further approval or authorization of any stockholder, the Board or others is required for the issuance and sale or transfer of the Shares, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities laws or regulations, blue sky laws, or the Transaction Agreements. Except as set forth in the Assured Disclosure Letter, the issuance and sale of the Conversion Shares will not obligate Assured to issue any Common Stock or any other Assured securities to any party other than the Purchaser or adjust any exercise or conversion prices of any outstanding securities convertible into Common Stock. Assured has an insufficient number of authorized, but unissued, shares of Common Stock to satisfy requirements with respect to the issuance of shares of Common Stock upon the exercise, exchange, or conversion of securities exercisable or exchangeable for, or convertible into, shares of Common Stock, including the Shares.

     Section 3.07 Financial Statements. Miller, Ellin & Company, LLP (“Miller”), which has examined the consolidated financial statements of Assured, together with the related schedules and notes, for the fiscal years ended December 31, 2007 and 2006 filed with the SEC as a part of the SEC Documents, are independent accountants within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and are a registered public accounting firm as required by the Securities Act; the audited consolidated financial statements of Assured, together with the related schedules and notes, and the unaudited consolidated financial information, forming part of the SEC Documents, fairly present and will fairly present the consolidated financial position and the consolidated results of operations of Assured at the respective dates and for the respective periods to which they apply; and all audited consolidated financial statements of Assured, together with the related schedules and notes, and the unaudited consolidated financial information, filed with the SEC as part of the SEC Documents, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect hereto when filed, have been and will be prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the SEC) and fairly present and will, through Closing, fairly present, subject in the case of the unaudited consolidated financial statements, to customary year end audit adjustments, the consolidated financial position of Assured as at the dates thereof and the results of its operations and cash flows. The procedures pursuant to which the aforementioned consolidated financial statements have been audited are compliant with generally accepted auditing standards. The selected and summary consolidated financial and statistical data included in the SEC Documents present fairly the information shown therein and have been compiled on a basis consistent with the audited consolidated financial statements presented therein. No other financial statements or schedules are required to be included in the SEC Documents. The financial statements referred to in this Section 3.07 contain all certifications and statements required under the SEC’s Order, dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), Rule 13a-14 or 15d-14 under the Exchange Act, or 18 U.S.C. Section 1350 (Sections 302 and 906 of the Sarbanes-Oxley Act of 2002) with respect to the report relating thereto. Assured has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy, or completeness thereof.

     Section 3.08 Material Changes. Since June 30, 2008 (the “Last Assured Financial Statement Date”), except as disclosed in the SEC Documents or in the Assured Disclosure Letter:

       (a) There has at no time been a Material Adverse Effect;

       (b) Assured has not authorized, declared, paid, or effected any dividend or liquidation or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Assured or any Assured Subsidiary;

       (c) Assured has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Plans;

       (d) The operations and businesses of Assured and the Assured Subsidiaries have been conducted in all respects only in the ordinary course;

       (e) Assured has not incurred any liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) other than (A) trade payables and accrued expenses incurred in the ordinary course of business of Assured consistent with past practice and (B) liabilities not required to be reflected in Assured’s financial statements pursuant to United States generally accepted accounting principals or required to be disclosed in filings made with the SEC;

       (f) Assured has not altered its method of accounting;

       (g) Assured has not entered into, committed to, or consummated any transaction that is material to Assured;

       (h) Assured has not experienced any strike, work stoppage or lockout or encountered any labor union organizing activities by or among its employees;

       (i) Assured (or the Assured Subsidiaries) have not increased the compensation payable, or to become payable, to any directors, officers, employees or contractors; made any bonus payment or similar arrangement with any directors, officers, employees or contractors; or adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers, employees or contractors;

       (j) Assured has not incurred any obligation, direct or contingent, that is material to Assured, except such obligations as have been incurred in the ordinary course of business; and

       (k) There has been no change in the capital stock or outstanding indebtedness of Assured or any Assured Subsidiary that is material to Assured and the Assured Subsidiaries taken as a whole.

There is no fact known to Assured which may have or could reasonably be expected to have a Material Adverse Effect (as far as Assured can reasonably foresee). For purposes of this Agreement, “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity as such terms are used in and construed under Rule 144 under the Securities Act.

     Section 3.09 Properties. (i) Assured and each of the Assured Subsidiaries has good and marketable title to the respective properties and assets described in the Assured Disclosure Letter as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, other than such as would not materially affect the value of such property or asset, (ii) the agreements to which Assured or any of the Assured Subsidiaries is a party listed in the Assured Disclosure Letter are legal, valid and binding agreements, in full force and effect, enforceable by Assured in accordance with their terms, and, to Assured’s knowledge, the other contracting party or parties thereto are not in breach or default under any of such agreements, and (iii) Assured and each of the Assured Subsidiaries has valid and enforceable leases for all properties described in the Assured Disclosure Letter as leased by it. Except as set forth in the Assured Disclosure Letter, Assured owns or leases all such properties as are necessary to its respective operations as now conducted and as described in the SEC Documents.

     Section 3.10 Taxes and Undisclosed Liabilities. Neither Assured nor any Assured Subsidiary has any material liability of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including, without limitation, liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”) and liabilities to customers or suppliers, other than the following:

       (a) Liabilities for which full provision has been made on the balance sheet included in the consolidated financial statements of Assured as of June 30, 2008 (the “Last Assured Financial Statements”); and

       (b) Other liabilities arising since the Last Assured Financial Statement Date and prior to the Closing in the ordinary course of business (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or other violation of applicable law) which are not inconsistent with the representations and warranties of Assured or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes in the Last Assured Financial Statements are sufficient for all accrued and unpaid Taxes of Assured, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last Assured Financial Statement Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto. The execution, delivery, and performance of the Transaction Agreements by Assured will not cause any Taxes to be payable by Assured or any of the Assured Subsidiaries or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes. The Internal Revenue Service (the “IRS”) has audited and settled or the statute of limitations has run upon all federal income tax returns of Assured and each of the Assured Subsidiaries for all taxable years up to and including the taxable year ended December 31, 2001. Assured and each of the Assured Subsidiaries has filed all federal, state, local, and foreign tax returns required to be filed by it; has made available to Purchaser a true and correct copy of each such return which was filed in the past six years; has paid (or has established on the last balance sheet included in the Last Assured Financial Statements a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has made available to Purchaser a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.

     Section 3.11 Insurance. All policies of fire and other insurance against casualty and other losses and public liability insurance carried by Assured and the Assured Subsidiaries are described in the Assured Disclosure Letter and are in full force and effect. A full and complete copy of each such insurance policy has been made available to Purchaser. All premiums in respect of such policies for which premium notices have been received have been paid in full as the same become due and payable. Neither Assured nor any Assured Subsidiary has failed to give any notice or present any claim under any insurance policy in due and timely fashion. There are no actual claims or claims threatened in writing against Assured or any Assured Subsidiary which could come within the scope of such coverage nor are any such policies currently threatened with cancellation. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the respective assets, the businesses, or operations of Assured or any Assured Subsidiary or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on, or with respect to, any of the respective assets of Assured or any Assured Subsidiary or requiring or recommending any equipment or facilities to be installed on any premises from which the respective businesses of Assured or any Assured Subsidiary is conducted or in connection with any of the respective assets thereof. To Assured’s knowledge, there is no material proposed increase in applicable insurance rates or of any conditions or circumstances applicable to the respective businesses thereof that might result in such increases. No such policy is terminable by virtue of the transactions contemplated by this Agreement or any other Transaction Agreement. To Assured’s knowledge, no insurance provider has any plan or intention to terminate, modify or cancel any insurance policy carried by Assured.

     Section 3.12 Employees; Immigration.

      (a) Except as set forth in the Assured Disclosure Letter: (i) Assured and the Assured Subsidiaries have no present intention to terminate any employee’s employment; (ii) no employee is a party to any confidentiality, non competition, proprietary rights or similar contract between such employee and any person or entity other than Assured (or an Assured Subsidiary) that is material to the performance of such employee’s employment duties or the ability of Assured (or an Assured Subsidiary) to conduct the business of Assured; (iii) there is no collective bargaining agreement or relationship with any labor organization; (iv) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (v) to Assured’s knowledge, no union organizing or decertification effort exists or has occurred since January 1, 2005 or is threatened and no circumstance reasonably likely to result in any of the foregoing exists; (vi) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2005 or, to the knowledge of Assured, is threatened; (vii) there is no workers’ compensation liability, experience or matter that will or is reasonably likely to materially and adversely affect Assured; (viii) there is no material employment related proceeding pending or threatened regarding an alleged violation or breach by Assured or any Assured Subsidiary (or any of their managers, officers or directors) of any applicable law or contract; and (ix) no employee or agent of Assured (or an Assured Subsidiary) has committed any act or omission giving rise to any material liability for any violation or breach by Assured or an Assured Subsidiary (or any of their managers, officers or directors) of any applicable law or any contract.

      (b) The Assured Disclosure Letter lists, as of the date hereof, the name, position, base compensation and, for calendar year 2007, total compensation for each employee and independent contractor of Assured and the Assured Subsidiaries who received more than $100,000. Except as set forth in the Assured Disclosure Letter, no management level employee has communicated to Assured any intention to terminate such employee’s employment with Assured (or the Assured Subsidiaries).

      (c) With respect to the transaction contemplated by this Agreement, any notice required under any applicable law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been satisfied or will be satisfied prior to Closing. Throughout the past three years, Assured and the Assured Subsidiaries have not implemented any plant closing or layoff of employees governed by the WARN Act or any similar applicable law, rule or regulation.

      (d) Assured is not aware of any existing or imminent labor disturbance by the employees of any principal suppliers or customers of Assured or any of the Assured Subsidiaries that might reasonably be expected to have a Material Adverse Effect.

      (e) Neither Assured nor any of the Assured Subsidiaries is delinquent in payments to any of its respective employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Assured and each of the Assured Subsidiaries has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from their respective employees and independent contractors and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing or with any applicable laws relating to work classification.

      (f) Except as set forth in the Assured Disclosure Letter: (i) Assured (or an Assured Subsidiary) has in its files a Form I 9 that is validly and properly completed in accordance with applicable law for each employee of Assured (and the Assured Subsidiaries) with respect to whom such form is required under applicable law; (ii) Assured and the Assured Subsidiaries have not received any notice or other communication from any Governmental Authority or other person or entity regarding any violation or alleged violation of any applicable law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States; (iii) for each employee of Assured (or an Assured Subsidiary) whose social security number (or purported social security number) has appeared on any “no match” notification from the Social Security Administration (SSA), such employee or Assured (or the Assured Subsidiary) has resolved in accordance with applicable law each discrepancy or non-compliance with applicable law with respect to such social security number (or, if applicable, such purported social security number); (iv) Assured (or the Assured Subsidiary) has a public access file for all employees working under the H-1B visa program, and the public access file is in compliance with Section 655.760 of Title 20 of the Code of Federal Regulations; and (v) Assured and the Assured Subsidiaries are in compliance with the Department of Labor’s Labor Condition Application provisions set forth in Title 20 of the Code of Federal Regulations, Section 655.700 et. seq.

     Section 3.13 Intellectual Property.

     (a) The Assured Disclosure Letter lists all: (i) trademarks, service marks, trade names, logos, telephone numbers, internet domain names, and other symbols, names or marks used to identify products or services, and any goodwill related to any of the foregoing; (ii) patents and other industrial property rights; (iii) works of authorship, including copyrights and moral rights; (iv) computer software, including source code, object code, firmware, and HTML code (collectively “Software”); (v) databases, compilations, data, trade secrets, confidential information, (including any idea, research, design, drawing, specification, customer or supplier list, pricing or cost information, or business or marketing plan or proposal) and know-how; (vi) technology, inventions (whether patentable or unpatentable), compositions, processes, techniques, formulae, algorithms, models, methodologies, and any improvements to any of the foregoing; (vii) mask rights; (viii) any other proprietary rights, rights in or to intangible assets, or rights of publicity or privacy; and (ix) all rights in or relating to the foregoing, including any application, registration or renewal of any of the foregoing (collectively, “Intellectual Property”) of Assured that is registered with any Governmental Authority (or with any Person that maintains domain name registrations), all applications for any such registration material to the operation of the business of Assured.

     (b) Assured owns (free and clear of all encumbrances), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to a Material Contract), the material Intellectual Property used by Assured in the operation of its business.

     (c) Assured has not received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority, and no Intellectual Property of Assured is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar proceeding and, to Assured’s knowledge, no such proceeding is threatened;

     (d) Assured has not received any written or oral charge, complaint, claim, demand or notice alleging that any use, sale or offer to sell of any good or service of Assured interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other person, including any claim that Assured must license or refrain from using any Intellectual Property right of any other person or any offer by any other person to license any Intellectual Property right of any other person;

     (e) Assured is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other person, and, to Assured’s knowledge, no other person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of Assured.

     Section 3.14 Investment Company Act. Assured has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted, and intends in the future, to conduct its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations. After receipt of payment for the Shares, neither Assured nor any Assured Subsidiary will be an “investment company” within the meaning of the Investment Company Act.

     Section 3.15 Political Contributions; Foreign Corrupt Practices Act.

     (a) Neither Assured nor any of the Assured Subsidiaries has, and no person or entity acting on behalf or at the request of Assured or any of the Assured Subsidiaries has, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

     (b) No officer, director or Affiliate of Assured or any of the Assured Subsidiaries, has been, within the five years ending on the Closing Date, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

     (c) Neither Assured or any of the Assured Subsidiaries, nor, to the best knowledge of Assured, any director, officer, agent, employee, or other person associated with, or acting on behalf of, Assured or any of the Assured Subsidiaries, has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt

Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment. Assured’s internal accounting controls and procedures are sufficient to cause Assured and each of the Assured Subsidiaries to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.

     Section 3.16 Market Stabilization. Neither Assured nor any of the Assured Subsidiaries has, and no person acting on behalf thereof has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the Common Stock.

     Section 3.17 Environmental Laws. Except as set forth in the Assured Disclosure Letter, (i) Assured and each of the Assured Subsidiaries is in compliance in all material respects with all Environmental Laws, that are applicable to its respective business; (ii) neither Assured nor any Assured Subsidiaries has ever received notice from any Governmental Authority or third party of any investigation, administrative proceeding, litigation, regulatory hearing, or other action, proposed or threatened, relating to liability under, or allegations of non-compliance with, Environmental Laws; (iii) to the knowledge of Assured, neither Assured nor any of the Assured Subsidiaries will be required to make future material capital expenditures to comply with Environmental Laws; (iv) to the knowledge of Assured, there are no Hazardous Materials located on, in, or under any properties owned, leased or occupied by Assured or any Assured Subsidiaries; (v) to the knowledge of Assured, no release or discharge of Hazardous Materials has occurred in, on, under, or from any properties owned, leased, or occupied by Assured or any Assured Subsidiaries; (vi) neither Assured nor any Assured Subsidiaries have ever used, stored, generated, manufactured, treated, transported, handled or disposed of any Hazardous Materials in a manner that would give rise to liability under any Environmental Laws; (vii) neither Assured nor any of the Assured Subsidiaries is in violation of any federal, state, or local law or regulation relating to occupational safety or health including, without limitation, the Occupational Safety and Health Act (29 U.S.C. 651 et seq.); and (viii) Assured has made available to Purchaser all documents and reports within its possession or control relating to the condition of properties owned, leased, or occupied by Assured or any Assured Subsidiaries. The term “Environmental Laws” shall mean all federal, state, and local laws, regulations, codes, agency guidance, agency policy documents, agency orders, and common law concerning the use, treatment, storage, disposal, and remediation of Hazardous Materials, or the protection of human health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), and the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), all as amended. The term “Hazardous Materials” shall mean and refer to the following: petroleum products and fractions thereof, asbestos, asbestos-containing material, polychlorinated biphenyls, medical waste, and all other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, substances, and wastes listed or identified in, or regulated by, Environmental Laws.

     Section 3.18 Affiliate Transactions. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by Assured or any of the Assured Subsidiaries to, or for the benefit of, any of the employees, officers, directors, or director-nominees of Assured or any of the Assured Subsidiaries, or any of the members of the families of any of them. Except as set forth under Item 12 in Assured’s most recent annual report on Form 10-K and in the Assured Disclosure Letter, none of the officers or directors of Assured, or any person who served as an officer or director in the 12 months prior to the date of this Agreement, and, to the knowledge of Assured, none of the employees of Assured is presently a party to any transaction with Assured or any Assured Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Assured, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Assured and (iii) for other employee benefits, including stock option agreements under any Stock Plan. Each contract, agreement or other arrangement described in (i) and (iii) above have been disclosed to Purchaser in the Assured Disclosure Letter.

     Section 3.19 Finders Fees. Except as set forth in the Assured Disclosure Letter, Assured has not incurred any liability, direct or indirect, for finders' or similar fees on behalf of or payable by Assured or Purchaser in connection with the Transaction Agreements or any other transaction involving Assured and Purchaser.

     Section 3.20 Compliance with Laws.

     (a) Assured and each of the Assured Subsidiaries is, and has at all times been, in compliance in all material respects with, and is not in violation of, all laws, orders, rules, regulations, writs, injunctions, judgments or decrees (collectively, “Laws”) of any Governmental Authority, affecting its properties or the operation of its business, including, without limitation, Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated pursuant thereto or thereunder, except where such non-compliance would not have or could not reasonably be expected to have a Material Adverse Effect. Neither Assured nor any of the Assured Subsidiaries is subject to any order, decree, judgment or other sanction of any Governmental Authority, except where failure to comply with such order, decree, judgment or other sanction would not have or could not reasonably be expected to have a Material Adverse Effect.

      (b) Without limiting subsection (a) above, Assured and the Assured Subsidiaries are, and at all times during the preceding six years have been, in compliance in all material respects with all Laws, including, without limitation, (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law, (ii) the Federal False Claims Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law, (iii) the Federal civil monetary penalty statute, 42 U.S.C. § 1128A(a)(5); and (iv) all Laws relating to privacy, data protection and the collection and use of personal information and user information gathered, accessed, collected or used in the course of the business, including, without limitation, the privacy and security standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 at 42 C.F.R. part 164 and all applicable state privacy and security Laws.

     (c) Each employee of Assured and each Assured Subsidiary required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, such licenses are in full force and effect, and there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.

     (d) Neither Assured, any Assured Subsidiary, nor any of their respective employees or independent contractors has been (i) excluded from participation in any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), (ii) debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Authority, including any federal department or agency, or (iii) subject to an actual, pending or threatened formal adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g).

     Section 3.21 Agreements.

     (a) Except as described in the Assured Disclosure Letter, there are no agreements, understandings, arrangements or other commitments, written or oral, to which Assured or any of the Assured Subsidiaries is a party or by which it is bound, (i) that are terminable without the consent of Assured and that, if terminated, would have a Material Adverse Effect or (ii) that involve or may involve (A) obligations (contingent or otherwise) of Assured or any of the Assured Subsidiaries, or payments to Assured or any of the Assured Subsidiaries, in each case in excess of $100,000, (B) the license of, or granting of rights with respect to, any Intellectual Property by Assured or any of the Assured Subsidiaries to any third party or by a third party to Assured or any of the Assured Subsidiaries, (C) provisions restricting or affecting the development or distribution of Assured’s products or services, (D) indemnification by Assured or any of the Assured Subsidiaries with respect to infringement of proprietary rights, (E) agreements for the disposition of a material portion of assets of Assured and the Assured Subsidiaries taken as a whole, (F) agreements for the acquisition of the business or securities or other ownership interests of another party, or (G) any other agreement, understanding or instrument to which Assured or any of the Assured Subsidiaries is a party or by which it is bound that is material to Assured and the Assured Subsidiaries taken as a whole. Neither Assured nor any of the Assured Subsidiaries is or has ever been a party to, as a contractor or subcontractor, and is making or has ever made, any bid or proposal with respect to, any government contract.

     (b) Each agreement, understanding, arrangement or other commitment which is material to the business, prospects, financial condition or results of operations of Assured and the Assured Subsidiaries (each a “Material Contract”) taken as a whole is in full force and effect and is valid, binding and enforceable against Assured or the Assured

Subsidiaries party thereto and, to Assured’s knowledge, against the other party or parties thereto, in accordance with its terms.

     (c) Neither Assured or any of the Assured Subsidiaries nor, to Assured’s knowledge, any other party is in violation or default under any Material Contract and no event has occurred which with notice, lapse of time or both would constitute a violation default thereunder. The execution, delivery, and performance of the Transaction Agreements by Assured, and the sale, issuance and delivery of the Shares pursuant hereto and to the Charter and the Certificate of Designations, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Material Contract.

     Section 3.22 Registration Rights. Except as disclosed in the Assured Disclosure Letter, no person has the right to cause Assured to effect the registration under the Securities Act of any securities of Assured.

     Section 3.23 Application of Takeover Protections. Assured and its Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under Assured’s Charter or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and Assured fulfilling their respective obligations or exercising their rights under the Transaction Agreements, including without limitation as a result of Assured’s issuance of the Shares and Purchaser’s ownership of the Shares.

     Section 3.24 Disclosure. All disclosure provided to Purchaser regarding Assured, its business and the transactions contemplated hereby, including the Assured Disclosure Letter, furnished by or on behalf of Assured with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Assured acknowledges and agrees that Purchaser has made no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article IV hereof. Other than information relating to the transactions contemplated by the Transaction Agreements, neither Assured nor any Affiliate thereof knows of any material information regarding the current or prospective operations of Assured or any of the Assured Subsidiaries which has not been publicly disclosed.

     Section 3.25 Valid Offering; No Integrated Offering. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4.02, the offering and sale of the Shares is a valid offering exempt from registration under federal and applicable state securities laws. Neither Assured, nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by Assured for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any trading market on which any of the securities of Assured are listed or designated.

     Section 3.26 Solvency. Based on the financial condition of Assured as of the Closing Date after giving effect to the receipt by Assured of the proceeds from the sale of the Shares hereunder and the other transactions contemplated by the Transaction Agreements, (i) Assured’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Assured’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) Assured’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Assured, and projected capital requirements and capital availability thereof; and (iii) the current cash and anticipated cash flow of Assured, together with the proceeds Assured would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Assured does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Assuming the receipt by Assured of the proceeds from the sale of the Shares hereunder, to Assured’s knowledge there are no facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The Assured Disclosure Letter sets forth as of the date hereof all outstanding secured and unsecured indebtedness of Assured or any Assured Subsidiary, or for which Assured or any Assured Subsidiary has commitments and any defaults with respect thereto.

     Section 3.27 No General Solicitation. Neither Assured nor any person acting on behalf of Assured has offered or sold any of the Shares by any form of general solicitation or general advertising. Assured has offered the Shares for sale only to the Purchaser.

      Section 3.28 Permits. Assured and each of the Assured Subsidiaries is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business (collectively, “Permits”), all of which are valid and in full force and effect. No challenge, revocation, suspension, cancellation, or termination of any such Permit is threatened.

     Section 3.29 ERISA/Employee Benefits.

     (a) The Assured Disclosure Letter lists all pension, profit sharing, retirement, stock purchase, stock option, bonus, Stock Plan, incentive compensation and deferred compensation plans, life, health, reimbursement arrangement, dental, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are maintained by Assured (or an Assured Subsidiary or an ERISA Affiliate, as defined below) for the remunerative benefit of any of its officers, directors or employees (including former officers, directors or employees), or under which Assured (or an Assured Subsidiary or an ERISA Affiliate) has any current or potential liability with respect to any current or former officer, director or employee of Assured (or an Assured Subsidiary or an ERISA Affiliate), including any “employee benefit plan” which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or equivalent legislation in any other jurisdiction (hereinafter collectively referred to as “Employee Benefit Plans” and individually as an “Employee Benefit Plan”). The Assured Disclosure Letter specifically identifies any Employee Benefit Plan that is wholly or partially self-insured by Assured (or an Assured Subsidiary or an ERISA Affiliate).

      (b) Each Employee Benefit Plan (and each related trust, insurance contract or fund) is in compliance in form and in operation in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (“Code”) and any other applicable laws, each Employee Benefit Plan has been administered in all material respects in accordance with its governing plan documents and the applicable laws, and there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to an Employee Benefit Plan which could result in an excise Tax or other claim or liability against Assured (or an Assured Subsidiary or an ERISA Affiliate), any Employee Benefit Plan or any fiduciary of an Employee Benefit Plan. The requirements of Code Section 4980B and Parts 6 and 7 of Subtitle B of Title I of ERISA, including the provisions of said statutes relating to COBRA continuation of health coverage, and any similar requirement under any other laws relating to continuation of employee welfare benefits, have been satisfied with respect to each Employee Benefit Plan that is subject to such requirements.

      (c) Each employee pension benefit plan listed in the Assured Disclosure Letter which is intended to be a “qualified plan” for purposes of the Code is in fact so qualified, such Employee Benefit Plan has received a current favorable determination letter or opinion letter from the IRS regarding its qualified status, and nothing has occurred since the date such determination letter was requested that would adversely affect such qualified status. Any voluntary employees’ beneficiary association maintained by Assured (or an Assured Subsidiary or an ERISA Affiliate) under Code Section 501(a)(9) with respect to an Employee Benefit Plan is exempt from Taxes, has a favorable determination letter from the IRS regarding its Tax exempt status, and has not incurred any unrelated business taxable income.

      (d) Each Employee Benefit Plan is in compliance in all material respects with the applicable requirements for reporting and disclosure to participants under ERISA with respect to that Employee Benefit Plan, and all required annual returns and other reports for each Employee Benefit Plan have been filed on a timely basis with the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, and any other applicable governmental agency.

      (e) All contributions (including all employer contributions and employee salary reduction contributions) that are due from Assured (or an Assured Subsidiary or an ERISA Affiliate) have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with past custom and practice of Assured (or the Assured Subsidiary or ERISA Affiliate).

     (f) At no time during the calendar year in which the Closing Date occurs and the six (6) calendar years preceding the calendar year in which the Closing Date occurs has Assured, a present or former Assured Subsidiary, or a present or former ERISA Affiliate maintained or made any contributions to any defined benefit pension plan or multiemployer pension plan which is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.

      (g) Purchaser will not have any liability (whether actual, potential or contingent) on or after the Closing Date with respect to any plan, program, or arrangement relating to employee benefits (i) which is not an Employee Benefit Plan, (ii) which is or was maintained or contributed to by any person or entity that is or was at any time in the past an ERISA Affiliate, or (iii) which would be an Employee Benefit Plan if it covered any employee of Assured (or an Assured Subsidiary or an ERISA Affiliate).

      (h) No Employee Benefit Plan provides health, dental, life insurance or similar welfare benefits to any employee of Assured (or an Assured Subsidiary or an ERISA Affiliate), or any dependent of such employee, following termination of the employee’s employment, except as may be required by Code Section 4980B or any similar laws.

      (i) Assured has made available to Purchaser with respect to each Employee Benefit Plan correct and complete copies of all current Employee Benefit Plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, record keepers or other service providers, all current summary plan descriptions and summaries of material modifications, the three (3) most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent IRS determination or opinion letter, where applicable. In any case where an Employee Benefit Plan does not have written plan documents, Assured has made available to Purchaser a summary of all the material terms of the Employee Benefit Plan.

      (j) No representation has been made to any officer, director or employee of Assured (or an Assured Subsidiary or an ERISA Affiliate) with respect to any Employee Benefit Plan which would entitle such person to benefits greater than or in addition to the benefits provided by the actual terms of the Employee Benefit Plan, including representations as to post-retirement health or death benefits. No representation or promise has been made to any such person that any new Employee Benefit Plan is to be established.

      (k) Except as set forth in the Assured Disclosure Letter, no officer, director or employee of Assured (or an Assured Subsidiary or an ERISA Affiliate) is a party to any employment or other agreement with Assured (or an Assured Subsidiary or an ERISA Affiliate) that entitles him or her to a bonus in connection with the Closing. The consummation of the transaction under this Agreement (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Benefit Plan. This transaction will not result in the payment or a series of payments by Assured (or an Assured Subsidiary or an ERISA Affiliate) to any person of an “excess parachute payment” within the meaning of Code Section 280G (or the grossing up of such a payment for Taxes), or any other payment which is not fully deductible for federal income Tax purposes under the Code. No Employee Benefit Plan triggers the imposition of penalty Taxes under Code Section 409A. Each Employee Benefit Plan that is subject to Code Section 409A has been maintained and operated in good faith based on IRS guidance with respect to Code Section 409A and has been amended to comply with Code Section 409A.

      (l) No action, suit, proceeding, hearing or investigation with respect to the administration of any Employee Benefit Plan, the investment of the assets of any Employee Benefit Plan, or any violation of any laws with respect to any Employee Benefit Plan (other than routine claims for benefits) will be pending as of the Closing Date. To the knowledge of Assured (or any Assured officer), no such action, suit, proceeding, hearing or investigation has been threatened.

      (m) An “ERISA Affiliate” means any corporate, trade or business (whether or not incorporated) that is under common control with Assured (or an Assured Subsidiary) pursuant to Code Section 414(b) and (c) or which is otherwise required to be aggregated with Assured (or an Assured Subsidiary) under Code Section 414.

      Section 3.30 Patriot Act Compliance. Assured hereby represents and warrants that Assured is not, nor is it acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Assured as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct as follows.

     Section 4.01 Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to carry out their provisions. All action on Purchaser’s part required for the execution and delivery of each of the Transaction Agreements to which it is a party have been taken. Upon their execution and delivery, such Transaction Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

     Section 4.02 Investment Representations. Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser is purchasing the Shares for its own account, for investment purposes only and has no current arrangements or understandings for the resale or distribution to others and has no present intent of distributing or reselling the Shares in violation of the Securities Act or any applicable state securities law. Purchaser acknowledges that the offer and sale of the Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available. Purchaser understand and agree that the Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law, the Certificate of Designations, the Charter or Bylaws of Assured, as the same may be amended from time to time, or by any agreement between Assured and Purchaser:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.

     Section 4.03 Patriot Act Compliance. Purchaser hereby represents and warrants that Purchaser is not, nor is it acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury.

     Section 4.04 Disclosure. Purchaser acknowledges and agrees that Assured has made no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article III hereof and the Assured Disclosure Letter.

ARTICLE V

ADDITIONAL COVENANTS

     Section 5.01 Indemnity.

     (a) Assured hereby agrees to hold harmless, defend and indemnify Purchaser, its direct and indirect subsidiaries, affiliated entities, and each of their partners, executive officers, directors, members, managers, employees, stockholders, agents and representatives (collectively, referred to as the “Purchaser Indemnitees”) against and be liable for any and all damages, liabilities, losses (including, without limitation, losses due to diminution in the value of the Shares), obligations, contingencies, costs and expenses (including reasonable and accountable attorneys’ fees and expenses), whether or not arising out of third-party claims (collectively, “Losses”), based upon, or arising out of, or relating to, (i) any inaccuracy in, or any breach of, any representation or warranty or other statement made by or on behalf of Assured contained in this Agreement, the Assured Disclosure Letter or any other Transaction Agreement, (ii) any breach by Assured of any covenant or agreement contained in this Agreement or any other Transaction Agreement or (iii) any action instituted against any Purchaser Indemnitees, or any of them or their respective Affiliates, by any stockholder of Assured who is not an Affiliate of the Purchaser, with respect to any of the transactions contemplated by the Transaction Agreements or any action arising before the date hereof (unless such action is based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Agreements or any agreements or understandings or any conduct by Purchaser which constitutes fraud or willful misconduct) (collectively, the “Indemnifiable Claims”).

     (b) Assured will not have any obligation under Section 5.01(a)(i) above, unless and until the aggregate amount of all Losses for which Assured is obligated thereunder exceeds $100,000 (the “Threshold”), and if the amount of such Losses exceeds the Threshold, then Assured will be obligated for the entire portion of such Losses from the first dollar thereof.

     (c) The parties hereto hereby acknowledge that certain representations and warranties contained in Article III hereof are qualified by references to materiality or by matters having or not having a Material Adverse Effect (collectively, “Materiality Qualifiers”) and that, for purposes of this Section 5.01, including for purposes of determining whether a breach has occurred and for purposes of determining the amount of

Losses, the Materiality Qualifiers shall be ignored and the representations and warranties shall be construed without regard to any Materiality Qualifiers therein contained.

     (d) Assured shall reimburse, promptly following request therefor, all reasonable, accountable, substantiated expenses incurred by a Purchaser Indemnitee in connection with any Indemnifiable Claim, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Indemnifiable Claim.

     (e) The Indemnification Holdback shall serve as security for the obligations of Assured under this Section 5.01 until the earlier of the Release Date or exhaustion of the Indemnification Holdback but shall not be the exclusive remedy of the Purchaser Indemnitees. The rights to indemnification set forth in this Section 5.01 are in addition to, and not in limitation of, all rights and remedies to which Purchaser Indemnitees may be entitled. All remedies, either under the Transaction Agreements, the Certificate of Designations, the Charter, Bylaws, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

     (f) On the eighteen month anniversary of the Closing Date (the “Release Date”), Purchaser shall release and deliver to Assured in cash or by wire transfer, any amount of the Indemnification Holdback that has not previously been released to the Purchaser Indemnitees for indemnification under Section 5.01; provided, however, that Purchaser may continue to hold back and not release the amount of the outstanding claims made pursuant to Section 5.01(g) which have not been resolved as of the Release Date, but the balance of the Indemnification Holdback shall be released, and the amount retained shall be released, as applicable, from time to time, to the Purchaser Indemnitees, on the one hand, or Assured, on the other hand, within 15 days following the final resolution of each such claim.

     (g) The following procedures shall apply to claims by Purchaser Indemnitees against the Indemnification Holdback pursuant to this Section 5.01 prior to the earlier of the Release Date or exhaustion of the Indemnification Holdback:

       (i) Subject to the limitations set forth in this Section 5.01, if any Purchaser Indemnitee becomes aware of any Indemnifiable Claim, Purchaser shall, promptly after it becomes aware of such Indemnifiable Claim but in any event prior to the Release Date, notify Assured of such Indemnifiable Claim by means of a written notice specifying the nature, circumstances and amount of such Indemnifiable Claim setting forth with reasonable particularity the underlying facts to the extent then known as of the date of such notice, the basis for the Indemnifiable Claim and setting forth Purchaser’s good faith calculation of the amount of Losses incurred or which may be incurred by the applicable Purchaser Indemnitee with respect thereto (a “Notice”). No delay in or failure to give a Notice by Purchaser to Assured pursuant to this Section 5.01(g)(i) will adversely affect any of the rights or remedies that Purchaser Indemnitees have under this Agreement, except to the extent they are prejudiced thereby.

       (ii) If Purchaser and Assured are able to reach agreement with respect to the matters subject to the Notice and such agreement entitles Purchaser to receive Losses, Purchaser shall deduct funds from the Indemnification Holdback subject to the limitations contained in this Section 5.01. If Purchaser and Assured are unable to reach agreement within 20 days after Assured receives such Notice, then the dispute may be submitted for resolution to a state or federal court sitting in the State and County of New York in accordance with Section 7.02 hereof by either Purchaser or Assured. For all purposes of this Section 5.01(g)(ii), Purchaser and Assured shall cooperate with and make available to the other party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

       (iii) Purchaser may not deduct any funds from the Indemnification Holdback without complying with the procedures set forth in this Section 5.01(g) .

     Section 5.02 Confidential and Proprietary Information. Prior to the Closing, Assured shall require all new employees, consultants and independent contractors, and request all current employees, consultants and independent contractors having access to, or who were involved in the development of, any of the Intellectual Property owned or developed by Assured, to (i) execute enforceable agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment agreements, and (ii) agree to maintain the confidentiality of all confidential and proprietary information of Assured and of any information of third parties received by Assured under an obligation of confidentiality, in each case in agreements reasonably acceptable to Purchaser.

     Section 5.03 Directors and Officers. Within 90 days after the Closing, Assured shall obtain and maintain directors’ and officers’ liability insurance covering the directors and officers of Assured in an amount equal to or greater than $10,000,000 and shall enter into appropriate agreements or adopt appropriate policies to indemnify its officers and directors to the fullest extent permitted by the law of the State of Nevada.

     Section 5.04 Payment of Fees. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Agreements to which it is a party; provided, however, that, if the Closing occurs, Assured shall, at the Closing, reimburse Purchaser for (1) all reasonable and accountable accounting, legal and third party due diligence expenses and (2) reasonable and accountable out-of-pocket fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

     Section 5.05 Furnishing of Information. As long as Purchaser owns any Shares, if Assured is not required to file reports pursuant to the Exchange Act, at Purchaser’s request, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) under the Securities Act such information as is required for Purchaser to sell the Shares under Rule 144. Assured further covenants that it will take such further action as Purchaser may reasonably request, all to the extent required from time to time to enable Purchaser to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

     Section 5.06 Integration. Assured shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Purchaser or that would be integrated with the offer.

     Section 5.07 Confidentiality; Required Disclosure. Each party hereto shall, and shall cause its Affiliates to, keep confidential and not to publish (by press release, press interview, or otherwise) or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a confidential or proprietary nature furnished to it by any other party, or the existence and terms of this Agreement, the Stockholders’ Agreement, or the Investor Rights Agreement, or the existence or results of the parties’ collaboration hereunder or thereunder, without the prior approval of each other party, except to those of such party’s employees and representatives as may need to know such information for purposes of the transactions contemplated by the parties’ agreements, and except as required by applicable law. The confidentiality obligation described above shall not apply to information of any party which: (a) was already known by the recipient prior to the time of its disclosure by the disclosing party to the recipient; (b) is publicly available or later becomes publicly available through no fault of the recipient; or (c) is disclosed to the recipient by a third party having no similar confidentiality obligation. This obligation shall terminate three years after execution of this Agreement. In the event of any such required disclosure by Assured, including the filings described below, Assured will (i) provide Purchaser with notice of the required disclosure at least 48 hours in advance of such disclosure, and (ii) limit such disclosure to the minimum reasonably deemed by Assured to be required under the applicable law or obligations. Notwithstanding anything to the contrary set forth above, Assured shall (i) timely file with the SEC a Current Report on Form 8-K with respect to the transactions contemplated by the Transaction Agreements and may file this Agreement and the other Transaction Agreements as an exhibit to such 8-K or a Form 10-Q, and (ii) make such other filings and notices in the manner and time required by the SEC. Assured shall provide such Form 8-K and such other filings and notices required by the SEC to the Purchaser for review and comment at least 48 hours before such Form 8-K or such other filing or notice is required to be filed with the SEC. Assured shall include any comments to the Form 8-K or such other filing or notice as Purchaser or its legal counsel shall reasonably request to be included. Assured shall have no liability for failure to comply with this Section 5.07 if such failure to comply relates solely to Purchaser’s delay or failure to comply with its obligations under this Section 5.07.

      Section 5.08 Proxy Statement; Assured Stockholder’ Meeting; Recommendation of Board of Directors.

      (a) As promptly as practicable following the Closing Date, Assured shall prepare, and provide to Purchaser for review and comment, the information statement required pursuant to Schedule 14C of the Exchange Act (the “Information Statement”) to be sent to stockholders and filed with the SEC regarding stockholder approval of an amendment to the Charter to increase the authorized shares of Common Stock of Assured in the form attached hereto as Exhibit D (the “Charter Amendment”) and a new equity incentive plan (“Equity Incentive Plan”) in the form attached hereto as Exhibit E. Assured shall include any comments to the Information Statement as Purchaser or its legal counsel shall reasonably request to be included. Subject to such review and comment of Purchaser, as soon as practicable, and in any event no later than 15 days, following the Closing Date, Assured shall file the Information Statement with the SEC. Assured shall use commercially reasonable efforts to cause the Information Statement to be mailed to Assured’s stockholders as promptly as practicable after the later of (i) 10 days after the date Assured files the Information Statement with the SEC and (ii) the date Assured receives notice from the SEC that it has no further comments on the Information Statement. Assured shall cooperate and provide Purchaser with an opportunity to review and comment on any amendment or supplement to the Information Statement, and shall include any comments to any such amendment or supplement as Purchaser shall reasonably request to be included. Assured will advise Purchaser promptly after it receives notice of any request by the SEC for amendment of the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time any information relating to Assured, or any of its Affiliates, officers or directors, should be discovered by Assured which should be set forth in an amendment or supplement to the Information Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and Assured shall file an appropriate amendment or supplement. Assured shall have no liability for failure to comply with this Section 5.08(a) if such failure to comply relates solely to Purchaser’s delay or failure to comply with its obligations under this Section 5.08(a) .

      (b) Assured shall, as promptly as practicable after the later of (i) 10 days after the date Assured files the Information Statement with the SEC and (ii) the date Assured receives notice from the SEC that it has no further comments on the Information Statement, promptly notify the Purchaser and take all action necessary in accordance with applicable law and the Charter and Bylaws to allow Purchaser to act by written consent to approve the Charter Amendment and the Equity Incentive Plan.

      Section 5.09 Schedule 14F-1. As promptly as practicable following the date hereof, Assured shall prepare, and provide to Purchaser for review and comment, the Schedule 14F-1 (the “Schedule 14F-1”) to be sent to stockholders and filed with the SEC regarding the change in a majority of the Board. Assured shall include any comments to the Schedule 14F-1 as Purchaser or its legal counsel shall reasonably request to be included. Subject to such review and comment of Purchaser, as soon as practicable, Assured shall file the Schedule 14F-1 with the SEC and transmit the Schedule 14F-1 to all stockholders of Assured who would be entitled to vote at a meeting for election of directors.

     Section 5.10 Use of Proceeds. Assured shall use the Purchase Price, net of amounts payable hereunder and the Indemnification Holdback (such net amount, the “Net Proceeds”) in accordance with Schedule 5.10 hereto. An amount equal to the sum of the Net Proceeds shall be deposited at the Closing into the Separate Account, withdrawals from which, in amounts greater than or equal to $100,000, shall require the signature of any member of the Board of Assured designated by the Purchaser in writing with such approval authority.

     Section 5.11 Conduct of the Business.

      (a) Between the date hereof and the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 7.01, Assured shall be operated only in the ordinary course of its business, under the direction and control of its Board in substantially the same manner as heretofore conducted, pay its debts and taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

      (b) Without limiting the foregoing, except as otherwise contemplated in this Agreement (including the exhibits hereto), from the date hereof through the earlier of the Closing Date and the date on which this Agreement is terminated, Assured shall not, and shall cause each Assured Subsidiary not to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

       (i) except for the Charter Amendment and the Certificate of Designations, change or amend the Charter or Bylaws of Assured or similar governing documents of any Assured Subsidiary;

       (ii) except in the ordinary course of business, license any Intellectual Property owned by Assured or any Assured Subsidiary to another person;

       (iii) except in the ordinary course of business, sell, assign, transfer, convey, lease or otherwise dispose of any material amount of assets or properties;

       (iv) perform, or knowingly omit to perform, any act which act or omission could reasonably be expected to result in a breach of or default under any Material Contract;

       (v) grant any severance, termination pay or bonuses; make any material change in the management structure of Assured or any Assured Subsidiary, including the hiring of additional officers or the termination of existing officers; or adopt, enter into or amend in any material respect any employee compensatory plan, employment agreement or consulting agreement except to the extent required to preserve the qualification of any plan intended to meet the requirements of Section 401(a) of the Code;

       (vi) acquire or agree to acquire by merger or consolidation with, or merge or consolidate with, or purchase or agree to purchase substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business;

       (vii) make any material loans or advances to any person, except for advances to employees or officers of Assured or any Assured Subsidiary for expenses incurred in the ordinary course of business;

       (viii) make any changes in any income Tax elections of Assured or any Assured Subsidiary;

       (ix) except for the adoption of new accounting pronouncements, make any change in the accounting methods or practices of Assured and the Assured Subsidiaries in effect at June 30, 2008;

       (x) incur any indebtedness outside of the ordinary course of business;

       (xi) except for the Charter Amendment and the Certificate of Designations, authorize or issue any new securities of Assured except for shares of Common Stock issued upon exercise of Assured convertible securities outstanding as of the date of this Agreement;

       (xii) other than in accordance with the Charter Amendment, declare or pay any dividends on or other distribution in respect of any securities of Assured, split, combine or reclassify or propose to split, combine or reclassify any capital stock of Assured or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of Assured, or, repurchase, redeem or otherwise acquire or propose to repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of Common Stock of Assured;

       (xiii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any securities of Assured, or enter into any agreement with respect to any of the foregoing;

       (xiv) incur or commit to incur any capital expenditures other than capital expenditures that are incurred or committed to in the ordinary course of business;

       (xv) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin off or similar transaction), any material amount of assets, other than in the ordinary course of business;

       (xvi) enter into any transaction, agreement or arrangement with any officer, director or other Affiliate or amend or modify any existing transaction, agreement or arrangement with any officer, director or other Affiliate; or

       (xvii) commit or agree to take any of the foregoing actions or enter into any agreements, consummate any transactions, or take any other action that is intended to, or could reasonably be expected to, result in any of the representations and warranties of Assured set forth in this Agreement not being true and correct as of the Closing.

     Section 5.12 Notice. Assured will give prompt written notice to Purchaser of any material incident, condition, change, effect or circumstance causing or constituting a breach of any of Assured’s representations or warranties herein (after giving effect to all Materiality Qualifiers contained therein) had such representation or warranty been made on the date of such incident, condition, change, effect or circumstance or the date of its discovery. No disclosure by Assured pursuant to this Section will be sufficient as such to amend or supplement the Assured Disclosure Letter or to prevent or cure any breach of any representation, warranty, covenant or agreement.

     Section 5.13 Exclusivity. Throughout the period that begins on the date hereof and ends upon the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.01, Assured will not, and Assured will cause each Affiliate and other representative or agent of Assured not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any person (other than the Purchaser or any person on the Purchaser’s behalf) regarding any acquisition of any Assured capital stock, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise). Assured will, and Assured will cause each Affiliate and other representative or agent of Assured to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

     Section 5.14 Independent Directors. Upon Closing, Purchaser shall appoint, elect or not cause the resignation or removal of at least one member of the Board of Assured who meets the definition of “independent director” under the rules of the American Stock Exchange.

ARTICLE VI

CONDITIONS TO CLOSING

     Section 6.01 Conditions to Obligations of Purchaser. Purchaser’s obligation to purchase the Shares at the Closing as set forth in Section 2.01 are subject to the satisfaction or waiver, on or prior to such Closing Date, of the following conditions:

     (a) Assured and Mosaic Capital Advisors, LLC (together with its Affiliates, “Mosaic”) shall have executed the Series B and Series C Exchange Letter substantially in the form attached hereto as Exhibit F and the transactions contemplated thereby shall have been consummated.

     (b) Assured and Robert J. DelVecchio shall have executed the Series B Exchange Letter in the form attached hereto as Exhibit G and the transactions contemplated thereby shall have been consummated.

     (c) Assured and Haresh Sheth shall have executed the Series B Exchange Letter in the form attached hereto as Exhibit H and the transactions contemplated thereby shall have been consummated.

     (d) Each of the Exchange Letters in the form attached hereto as Exhibit I shall have been executed and delivered by the parties thereto and the transactions contemplated thereby shall have been consummated.

     (e) The Certificate of Designations shall have been filed by or on behalf of Assured with, and accepted by, the Secretary of State of the State of Nevada.

     (f) The SEC shall not have in any way objected to or informed Assured that it has any comments on the Schedule 14F-1 and at least 10 days shall have elapsed since the Schedule 14F-1 was filed with the SEC and transmitted to stockholders entitled to vote on the election of directors.

     (g) The Stockholders’ Agreement shall have been executed and delivered by the parties thereto.

     (h) The Investor Rights Agreement shall have been executed and delivered by the parties thereto.

     (i) Assured and Robert DelVecchio shall have entered into an employment agreement substantially in the form attached hereto as Exhibit J.

     (j) Assured and Haresh Sheth shall have entered into an employment agreement substantially in the form attached hereto as Exhibit K.

     (k) The Board shall have set the number of directors who may serve on the Board at seven (7) and James Manfredonia, Haresh Sheth and Ameet Shah shall have resigned from the Board effective at the Closing.

     (l) Assured shall have paid Halpern Capital fees in the amount set forth in the Assured Disclosure Letter in connection with the transactions contemplated hereby.

     (m) Assured shall have paid PH Management Company, LLC a transaction fee in an amount equal to $250,000.

     (n) All stock options and warrants owned by Robert DelVecchio, Haresh Sheth and John Eric Mutter, and their respective Affiliates, prior to the Closing shall have been cancelled.

     (o) The Board shall have adopted a form of indemnification agreement between Assured and each member of the Board and executive officer thereof in the form of Exhibit L hereto.

     (p) The Board shall have adopted the Charter Amendment and the Equity Incentive Plan.

     (q) The Board shall have adopted the amended Bylaws in the form attached hereto as Exhibit M.

     (r) The representations and warranties made by Assured in Article III hereof shall have been true and correct on the date hereof and shall be true and correct on the Closing Date with the same force and effect as of they had been made on and as of the Closing Date.

     (s) Assured shall have performed all obligations, covenants and agreements required herein to be performed by it on or prior to the Closing.

     (t) There shall not be any threatened or pending Litigation before any court, arbitrator or Governmental Authority brought by any person or Governmental Authority: (i) against Assured or any Assured Subsidiary seeking material damages or other material relief, or (ii) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated in the Transaction Agreements, or seeking to obtain any damages from Purchaser or Assured as a result of transactions contemplated in the Transaction Agreements. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated in the Transaction Agreements shall be in effect.

     (u) There shall have been no event that has had, or could reasonably be expected to have, a Material Adverse Effect since June 30, 2008.

     (v) All authorizations, approvals and permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required to be obtained on or prior to the Closing in connection with the issuance of and sale of the Shares pursuant to this Agreement and the additional authorizations, notifications, approvals, waivers and permits that are set forth on Schedule 6.01(w) shall have been duly obtained and shall be effective as of the Closing Date.

     (w) Assured shall have taken all actions and received and delivered to Purchaser, in a form satisfactory to Purchaser, all documents and certificates listed on Schedule 6.01(x).

     (x) Assured shall have delivered to Purchaser or its counsel copies of all corporate documents of Assured and the Assured Subsidiaries as Purchaser or their counsel shall reasonably request.

     (y) Purchaser shall have received from the Secretary of Assured a certificate having attached thereto: (i) the Charter as in effect at the time of the Closing, (ii) the Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Board authorizing the transactions contemplated by the Transaction Agreements, (iv) good standing certificates with respect to Assured and each of the Assured Subsidiaries from the applicable authority(ies) in Nevada and any other jurisdiction in which Assured or any Assured Subsidiary is qualified to do business, dated a recent date before the Closing Date, and (v) the account number of the Separate Account.

     (z) Purchaser shall have received from legal counsel to Assured opinions addressed to it, dated as of the Closing Date, in substantially the form attached hereto as Exhibit N.

     (aa) Assured shall have delivered to Purchaser evidence that it has restated its 401(k) plan as a non-standardized adoption agreement, which lists only Assured and certain of the Assured Subsidiaries as participating employers.

     (bb) Assured shall have delivered to Purchaser a Compliance Certificate, executed by the President or Chief Executive Officer of Assured, dated as of the Closing Date, to the effect that the conditions specified in subsections (s)-(w) of this Section 6.01 have been satisfied.

     (cc) Assured shall have received and delivered to Purchaser evidence, in a form satisfactory to the Purchaser, of the purchase by Mosaic of an additional $462,600 in aggregate principal amount of Assured’s 18% Unsecured Convertible Debentures.

     (dd) Assured shall have received and delivered to Purchaser evidence, in a form satisfactory to Purchaser, of the approval of the change in ownership application by the California State Board of Pharmacy.

     Section 6.02 Conditions to Obligations of Assured. Assured’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

     (a) The representations and warranties made by Purchaser in Article IV hereof shall have been true and correct on the date hereof and shall be true and correct on the Closing Date with the same force and effect as of they had been made on and as of the Closing Date.

     (b) Purchaser shall have performed all obligations required herein to be performed by them on or prior to the Closing, including payment for the Shares in accordance with Article II.

     (c) All authorizations, approvals and permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required to be obtained on or prior to the Closing in connection with the issuance of and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing Date.

     (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated in the Transaction Agreements shall be in effect.

     (f) Assured shall have received evidence of the approval of the change in ownership application by the California State Board of Pharmacy.

ARTICLE VII

MISCELLANEOUS

     Section 7.01 Termination.

      (a) Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

     (i) by the mutual written consent of the parties hereto;

     (ii) by any party hereto if any Governmental Authority shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits any of the transactions contemplated herein or in the Transaction Agreements and such order, decree, ruling or other action shall have become final and non-appealable;

      (iii) by any party hereto if the Closing shall not have occurred on or prior to October 31, 2008 (subject to a 30 day extension at the sole discretion of the Purchaser); provided, that no party may terminate this Agreement pursuant to this Section 7.01(a)(iii) if such party’s failure to fulfill any of its obligations under this Agreement or to effect the satisfaction of any of the conditions set forth in Article VI shall have caused the Closing not to have occurred on or before said date;

      (iv) by Assured if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach has not been cured within 15 days after the giving of written notice by Assured to Purchaser specifying such breach; provided, that Assured may terminate this

Agreement pursuant to this Section 7.01(a)(iv) only to the extent Assured has not breached (or does not continue to breach) in any material respect any of its representations, warranties, covenants and agreements hereunder; or

      (v) by Purchaser if Assured shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach has not been cured within 15 days after the giving of written notice by Purchaser to Assured specifying such breach; provided, that Purchaser may terminate this Agreement pursuant to this Section 7.01(a)(v) only if Purchaser has not breached (or does not continue to breach) in any material respect any of its representations, warranties, covenants and agreements hereunder.

      (b) In the event this Agreement is terminated pursuant to Section 7.01(a), all provisions of this Agreement shall terminate and there shall be no liability on the part of any party hereto, or their respective officers, directors, partners, members or stockholders, except for willful misconduct by any party hereto and except that the following Sections shall survive any such termination indefinitely: Sections 5.04, 5.07, 7.01(b), 7.02, 7.04, 7.05, 7.06, 7.07 and 7.10.

     Section 7.02 Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the law of the State of New York, as to matters within the scope thereof, and the internal laws of the State of New York, without giving effect to principles of conflicts of law and choice of law that would cause the substantive laws of any other jurisdiction to apply. Assured irrevocably submits and consents to the jurisdiction of any state court or federal court sitting in the State and County of New York over any action or proceeding arising out of or relating to the Transaction Agreements, and Assured hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

     Section 7.03 Survival. The representations, warranties, covenants and agreements made in this Agreement, the Assured Disclosure Letter, or any other agreement, certificate, document or instrument furnished pursuant hereto shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

     Section 7.04 Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of Assured and the Purchaser. Any amendment or waiver effected in accordance with this Section 7.04 shall be binding upon Assured and the Purchaser, and their respective successors and assigns.

     Section 7.05 Entire Agreement. This Agreement, the exhibits and schedules hereto, the other Transaction Agreements, the certificates and the other documents delivered pursuant hereto constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

     Section 7.06 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to Assured or Purchaser at the respective address or at its respective facsimile number set forth below or to such e-mail address, facsimile number or address as subsequently modified by written notice in accordance with this Section 7.06 upon five (5) days prior written notice.

Assured:	17935 Sky Park Circle, Suite F
Irvine, CA 85016
Fax: (949) 222-0978

with a copy to:	Reitler Brown & Rosenblatt LLC
800 Third Avenue
21st Floor
New York, New York 10022
Fax: (212) 371-5500
Attention: Robert Steven Brown

Purchaser:	350 Park Avenue
24th Floor
New York, NY 10022
Fax: (212) 207-3386

with a copy to:	Faegre & Benson LLP
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
Fax: (303) 607-3600
Attention: Nathaniel G. Ford

     Section 7.07 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 7.08 Broker’s Fees. Each party represents and warrants that, except as otherwise provided herein, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Assured agrees to indemnify Purchaser against any fee or commission payable by Purchaser for which Assured is responsible, and Purchaser agrees to indemnify Assured against any fee or commission payable by Assured for which Purchaser are responsible.

     Section 7.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 7.10 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     Section 7.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

ASSURED PHARMACY, INC.

By:	/s/ Robert DelVecchio
Name: Robert DelVecchio
Title: CEO

APHY HOLDINGS LLC

By:	/s/ Andrew M. Paul
Andrew M. Paul, Manager